Artisan Partners Asset Management Inc. Reports 1Q23 Results
Milwaukee, WI - May 2, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2023, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said, “In the first quarter, our investment teams generated 248 basis points of gross alpha, we increased our AUM by over $10 billion through market and excess returns, and we generated $0.72 of GAAP EPS and $0.64 of adjusted EPS, $0.50 of which we will distribute to shareholders in May consistent with our standard practice of methodically distributing the majority of our free cash flow to shareholders.
“Each quarter is a data point. But short-term results are not our objective. Our objective is long-term investment performance for clients, successful careers for our people, and attractive long-term financial outcomes for shareholders. We assess our business philosophy and execution over long time periods—time horizons that are relevant to what we are trying to accomplish and sufficient to separate signal from noise.
“This quarter marked the tenth anniversary of our first quarterly results as a public company. Over that 10-year period, we have:
•Generated approximately $16.7 billion in excess returns for clients.
•Grown AUM from $83 billion to $138 billion and quarterly revenue from $148.2 million to $234.5 million.
•Distributed nearly $3 billion to our owners, including shareholders, resulting in total dividends per share of $32.37, more than our IPO price of $30 per share.
•Generated a total annual shareholder return of 9.81% (with dividends reinvested), relative to 10.23% for the S&P 500, 6.79% for the Russell 2000, and 5.49% for the Dow Jones U.S. Asset Managers indexes.
“In addition to these financial outcomes, over the same 10-year period, we have evolved our firm to align with secular shifts in asset allocations, capital markets, and sources of demand for high value added investments. We have expanded and diversified from 5 investment teams to 10, from 12 investment strategies to 25, and from a single asset class (public equity) to multiple asset classes, including high-yield credit, long-short equity, long-short credit, emerging market debt, public/private hybrid, and global macro.
“We have achieved these investment, financial, and business outcomes by remaining true to Who We Are as a high value added, talent-driven investment firm. We have methodically executed investment and business processes and remained patient.
“We have more embedded growth potential today than ever before. We have 15 investment strategies in their foundational growth phase with track records of less than 10 years. It takes time, but in the aggregate we believe these strategies can generate an outcome consistent with that of our 10 strategies with track records of greater than 10 years. Since inception, those 10 strategies have generated approximately $26 billion in excess returns for clients and today generate approximately $780 million of annual revenues, or approximately 78% of our total revenue.
“We expect to grow our newer strategies and extend the duration of established strategies through process, discipline, and patience. The same approach that generated the 10-year outcomes described above. We believe in the power of investment talent, compounding capital, and extending duration through investment excellence. Over appropriate time horizons, our approach has consistently yielded top line growth, high margins, and attractive total returns. These are long-term outcomes we are proud of, that validate our philosophy and process, and that we believe we can and will continue to achieve over the long-term periods we are solving for.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$138.5	$127.9	$159.6
Average	135.4	127.4	162.2

Consolidated Financial Results (GAAP)
Revenues	$234.5	$226.0	$281.6
Operating income	68.3	70.0	107.0
Operating margin	29.1%	31.0%	38.0%
Net income attributable to Artisan Partners Asset Management Inc.	$50.8	$52.9	$65.4
Basic earnings per share	0.72	0.76	0.90
Diluted earnings per share	0.72	0.76	0.90

Adjusted[1] Financial Results
Adjusted operating income	$70.0	$70.6	$106.1
Adjusted operating margin	29.9%	31.2%	37.7%
Adjusted EBITDA[2]	$73.0	$73.3	$107.9
Adjusted net income	51.8	52.0	78.0
Adjusted net income per adjusted share	0.64	0.65	0.98

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2023 Quarter Compared to December 2022 Quarter
AUM increased to $138.5 billion at March 31, 2023, an increase of $10.6 billion, or 8%, compared to $127.9 billion at December 31, 2022, primarily due to investment returns of $11.9 billion, partially offset by $1.3 billion of net client cash outflows. For the quarter, average AUM increased 6% to $135.4 billion from $127.4 billion in the December 2022 quarter.
Revenues of $234.5 million in the March 2023 quarter increased $8.5 million, or 4%, from $226.0 million in the December 2022 quarter, primarily due to higher average AUM, partially offset by two fewer calendar days in the March 2023 quarter.
Operating expenses of $166.2 million in the March 2023 quarter increased $10.2 million, or 7%, from $156.0 million in the December 2022 quarter, primarily due to higher seasonal expenses which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. Incentive compensation expense also increased as a result of higher revenues.

GAAP operating margin was 29.1% in the March 2023 quarter, compared to 31.0% in the December 2022 quarter. Adjusted operating margin was 29.9% in the March 2023 quarter, compared to 31.2% in the December 2022 quarter. The seasonal expenses referenced above are generally highest in the March quarter every year and impacted operating margin by 2.9% and earnings per share by $0.06 in the March 2023 quarter compared to the December 2022 quarter.

Within non-operating income (expense), investment gains (losses) are primarily comprised of net investment gains (losses) of consolidated sponsored investment products, nonconsolidated sponsored investment products, and investments held to economically hedge compensation plans. Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $24.2 million in the March 2023 quarter, compared to gains of $14.9 million in the December 2022 quarter. Artisan Partners' portion of investment gains was $14.3 million in the March 2023 quarter, compared to gains of $13.1 million in the December 2022 quarter.
GAAP net income was $50.8 million, or $0.72 per basic and diluted share, in the March 2023 quarter, compared to GAAP net income of $52.9 million, or $0.76 per basic and diluted share, in the December 2022 quarter. Adjusted net income was $51.8 million, or $0.64 per adjusted share, in the March 2023 quarter, compared to adjusted net income of $52.0 million, or $0.65 per adjusted share, in the December 2022 quarter.
March 2023 Quarter Compared to March 2022 Quarter
AUM at March 31, 2023 was $138.5 billion, down 13% from $159.6 billion at March 31, 2022. The change in AUM over the one-year period was primarily due to a decrease of $8.9 billion in investment returns as a result of global market declines and $11.7 billion of net client cash outflows. Average AUM for the March 2023 quarter was $135.4 billion, 17% lower than average AUM for the March 2022 quarter.
Revenues of $234.5 million in the March 2023 quarter decreased $47.1 million, or 17%, from $281.6 million in the March 2022 quarter, primarily due to lower average AUM.
Operating expenses of $166.2 million in the March 2023 quarter decreased $8.4 million, or 5%, from $174.6 million in the March 2022 quarter, due to a decline in incentive compensation and third-party distribution expense as a result of lower revenues, partially offset by an increase in long-term incentive compensation expense and higher fixed compensation costs reflecting annual merit increases and a 6% increase in the number of full time associates.
GAAP operating margin was 29.1% in the March 2023 quarter, compared to 38.0% in the March 2022 quarter. Adjusted operating margin was 29.9% in the March 2023 quarter, compared to 37.7% in the March 2022 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $24.2 million in the March 2023 quarter, compared to losses of $3.6 million in the March 2022 quarter. Artisan Partners' portion of investment gains was $14.3 million in the March 2023 quarter, compared to losses of $5.1 million in the March 2022 quarter.
GAAP net income was $50.8 million, or $0.72 per basic and diluted share, in the March 2023 quarter, compared to GAAP net income of $65.4 million, or $0.90 per basic and diluted share, in the March 2022 quarter. Adjusted net income was $51.8 million, or $0.64 per adjusted share, in the March 2023 quarter, compared to adjusted net income of $78.0 million, or $0.98 per adjusted share, in the March 2022 quarter.
Capital Management & Balance Sheet
Cash and cash equivalents were $150.6 million at March 31, 2023, compared to $114.8 million at December 31, 2022. The Company paid a variable quarterly dividend of $0.55 per share of Class A common stock and a special dividend of $0.35 per share of Class A common stock during the March 2023 quarter. The Company had total borrowings of $200.0 million at March 31, 2023 and December 31, 2022.

During the March 2023 quarter, the Company invested $39.0 million of cash to economically hedge the franchise capital long-term incentive awards that were approved in January 2023.
During the March 2023 quarter, limited partners of Artisan Partners Holdings exchanged 107,737 common units for 107,737 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 107,737 shares or 0.2%.
Total stockholders’ equity was $281.2 million at March 31, 2023, compared to $279.4 million at December 31, 2022. The Company had 68.5 million Class A common shares outstanding at March 31, 2023. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at March 31, 2023.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.50 per share of Class A common stock with respect to the March 2023 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the March 2023 quarter and will be paid on May 31, 2023, to shareholders of record as of the close of business on May 17, 2023. Based on our projections and subject to change, we expect some portion of the 2023 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on May 3, 2023 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10176082. A replay of the call will be available until May 10, 2023 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4256720. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts for which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan Partners' definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan Partners' fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan Partners' strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which reflects an estimate of the amount in dollars by which our investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
In the quarter ended December 31, 2022, the Company changed the presentation of its Consolidated Statements of Operations in Exhibit 1 to include information technology office hardware expense (such as computers and telephones) in “Communication and technology” instead of “General and administrative”. Prior period amounts have also been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported operating income or net income.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$144.6	$138.5	$175.5
Separate accounts and other	89.8	87.3	105.9
Performance fees	0.1	0.2	0.2
Total revenues	234.5	226.0	281.6

Operating expenses
Compensation and benefits	131.5	121.0	139.9
Distribution, servicing and marketing	5.6	5.6	7.1
Occupancy	7.0	8.4	6.6
Communication and technology	12.4	12.6	12.3
General and administrative	9.7	8.4	8.7
Total operating expenses	166.2	156.0	174.6
Operating income	68.3	70.0	107.0
Interest expense	(2.1)	(2.0)	(2.7)
Net gain (loss) on the tax receivable agreements	—	—	0.5
Net investment gain (loss) of consolidated investment products	14.9	7.6	1.2
Other net investment gain (loss)	9.3	7.3	(4.8)
Total non-operating income (expense)	22.1	12.9	(5.8)
Income before income taxes	90.4	82.9	101.2
Provision for income taxes	18.6	16.6	18.8
Net income before noncontrolling interests	71.8	66.3	82.4
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.0	11.9	15.6
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	9.0	1.5	1.4
Net income attributable to Artisan Partners Asset Management Inc.	$50.8	$52.9	$65.4

Basic earnings per share - Class A common shares	$0.72	$0.76	$0.90
Diluted earnings per share - Class A common shares	$0.72	$0.76	$0.90

Average shares outstanding
Class A common shares	63.2	62.9	62.0
Participating unvested restricted share-based awards	5.6	5.6	5.4
Total average shares outstanding	68.8	68.5	67.4

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$50.8	$52.9	$65.4
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.0	11.9	15.6
Add back: Provision for income taxes	18.6	16.6	18.8
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	1.7	0.6	(0.9)
Add back: Net (gain) loss on the tax receivable agreements	—	—	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(14.3)	(13.1)	5.1
Less: Adjusted provision for income taxes	17.0	16.9	25.5
Adjusted net income (Non-GAAP)	$51.8	$52.0	$78.0

Average shares outstanding
Class A common shares	63.2	62.9	62.0

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.6	5.7	5.5
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	11.6	11.7	12.3
Adjusted shares	80.4	80.3	79.8

Basic earnings per share (GAAP)	$0.72	$0.76	$0.90
Diluted earnings per share (GAAP)	$0.72	$0.76	$0.90
Adjusted net income per adjusted share (Non-GAAP)	$0.64	$0.65	$0.98

Operating income (GAAP)	$68.3	$70.0	$107.0
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	1.7	0.6	(0.9)
Adjusted operating income (Non-GAAP)	$70.0	$70.6	$106.1

Operating margin (GAAP)	29.1%	31.0%	38.0%
Adjusted operating margin (Non-GAAP)	29.9%	31.2%	37.7%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$50.8	$52.9	$65.4
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.0	11.9	15.6
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	1.7	0.6	(0.9)
Add back: Net (gain) loss on the tax receivable agreements	—	—	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(14.3)	(13.1)	5.1
Add back: Interest expense	2.1	2.0	2.7
Add back: Provision for income taxes	18.6	16.6	18.8
Add back: Depreciation and amortization	2.1	2.4	1.7
Adjusted EBITDA (Non-GAAP)	$73.0	$73.3	$107.9

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$150.6	$114.8
Accounts receivable	100.6	98.6
Investment securities	123.3	85.4
Deferred tax assets	466.2	477.0
Assets of consolidated investment products	308.0	289.2
Operating lease assets	98.2	101.4
Other	68.2	68.2
Total assets	$1,315.1	$1,234.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$124.7	$54.2
Borrowings	199.1	199.1
Operating lease liabilities	117.7	120.8
Amounts payable under tax receivable agreements	399.8	398.8
Liabilities of consolidated investment products	31.2	47.0
Total liabilities	872.5	819.9

Redeemable noncontrolling interests	161.4	135.3
Total stockholders’ equity	281.2	279.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,315.1	$1,234.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022

Beginning assets under management	$127,892	$120,607	$174,754	6.0%	(26.8)%
Gross client cash inflows	5,538	4,829	8,881	14.7%	(37.6)%
Gross client cash outflows	(6,769)	(10,022)	(8,182)	32.5%	17.3%
Net client cash flows	(1,231)	(5,193)	699	76.3%	(276.1)%
Artisan Funds' distributions not reinvested[1]	(48)	(327)	(44)	85.3%	(9.1)%
Investment returns and other	11,885	12,805	(15,788)	(7.2)%	175.3%
Ending assets under management	$138,498	$127,892	$159,621	8.3%	(13.2)%
Average assets under management	$135,386	$127,363	$162,155	6.3%	(16.5)%

1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
March 31, 2023
Beginning assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Gross client cash inflows	793	548	45	2,351	349	17	1,075	188	165	7	5,538	4,371	1,167	5,538
Gross client cash outflows	(1,112)	(1,202)	(172)	(1,069)	(1,326)	(133)	(440)	(656)	(659)	—	(6,769)	(3,889)	(2,880)	(6,769)
Net client cash flows	(319)	(654)	(127)	1,282	(977)	(116)	635	(468)	(494)	7	(1,231)	482	(1,713)	(1,231)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(48)	—	—	—	(48)	(48)	—	(48)
Investment returns and other	3,424	1,621	400	3,069	2,089	81	351	742	105	3	11,885	5,734	6,151	11,885
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$37,082	$21,590	$6,361	$34,561	$22,879	$838	$8,078	$3,740	$3,287	$82	$138,498	$66,979	$71,519	$138,498
Average assets under management	$36,040	$21,463	$6,383	$32,858	$22,552	$925	$7,711	$3,755	$3,623	$75	$135,386	$64,935	$70,451	$135,386

December 31, 2022
Beginning assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Gross client cash inflows	1,061	447	94	1,654	355	50	909	168	90	1	4,829	3,564	1,265	4,829
Gross client cash outflows	(1,808)	(1,449)	(803)	(2,819)	(1,305)	(93)	(864)	(547)	(334)	—	(10,022)	(6,709)	(3,313)	(10,022)
Net client cash flows	(747)	(1,002)	(709)	(1,165)	(950)	(43)	45	(379)	(244)	1	(5,193)	(3,145)	(2,048)	(5,193)
Artisan Funds' distributions not reinvested[2]	(5)	(35)	(47)	(140)	(16)	—	(72)	(7)	(5)	—	(327)	(327)	—	(327)
Investment returns and other	1,210	2,774	718	4,868	2,669	62	131	203	165	5	12,805	6,532	6,273	12,805
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(88)	88	—
Ending assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Average assets under management	$34,613	$20,340	$6,371	$29,033	$21,377	$896	$7,169	$3,633	$3,860	$69	$127,363	$60,711	$66,652	$127,363

March 31, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	1,871	1,129	251	2,667	910	72	766	699	506	10	8,881	6,370	2,511	8,881
Gross client cash outflows	(2,085)	(1,709)	(317)	(1,027)	(990)	(43)	(685)	(1,044)	(282)	—	(8,182)	(6,189)	(1,993)	(8,182)
Net client cash flows	(214)	(580)	(66)	1,640	(80)	29	81	(345)	224	10	699	181	518	699
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(44)	—	—	—	(44)	(44)	—	(44)
Investment returns and other	(7,612)	(4,168)	(101)	(875)	(591)	(176)	(127)	(1,560)	(578)	—	(15,788)	(7,612)	(8,176)	(15,788)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(40)	40	—
Ending assets under management	$44,608	$28,250	$7,886	$32,581	$26,073	$1,026	$8,067	$6,197	$4,923	$10	$159,621	$76,848	$82,773	$159,621
Average assets under management[4]	$45,274	$29,577	$7,875	$32,209	$26,411	$1,094	$8,133	$6,699	$4,880	$10	$162,155	$78,442	$83,713	$162,155

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1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of March 31, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $53 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the day of March 31, 2022, when the team’s strategy began investment operations.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2023
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$20,329	(11.35)%	12.83%	8.92%	11.52%	10.39%	480
MSCI All Country World Index			(7.44)%	15.36%	6.92%	8.05%	5.59%
Global Discovery Strategy	9/1/2017	$1,551	(9.64)%	15.30%	12.14%	---	12.97%	554
MSCI All Country World Index			(7.44)%	15.36%	6.92%	---	7.43%
U.S. Mid-Cap Growth Strategy	4/1/1997	$11,792	(14.92)%	13.29%	10.93%	11.67%	14.28%	504
Russell Midcap® Index			(8.78)%	19.20%	8.05%	10.05%	9.93%
Russell Midcap® Growth Index			(8.52)%	15.20%	9.07%	11.16%	9.24%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,410	(6.17)%	10.81%	9.56%	11.88%	10.58%	326
Russell 2000® Index			(11.61)%	17.51%	4.71%	8.03%	8.59%
Russell 2000® Growth Index			(10.60)%	13.36%	4.26%	8.49%	7.32%
Global Equity Team
Global Equity Strategy	4/1/2010	$429	(1.72)%	11.56%	7.97%	9.79%	11.17%	318
MSCI All Country World Index			(7.44)%	15.36%	6.92%	8.05%	7.99%
Non-U.S. Growth Strategy	1/1/1996	$13,805	0.85%	10.19%	4.44%	5.81%	9.31%	459
MSCI EAFE Index			(1.38)%	12.99%	3.52%	5.00%	4.72%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$7,176	(5.50)%	14.37%	---	---	12.25%	620
MSCI All Country World Index Ex USA Small Mid Cap			(8.93)%	13.35%	---	---	6.05%
China Post-Venture Strategy	4/1/2021	$180	(10.00)%	---	---	---	(16.93)%	150
MSCI China SMID Cap Index			(5.80)%	---	---	---	(18.43)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,516	(0.46)%	24.16%	10.13%	10.05%	8.91%	150
Russell 1000® Index			(8.39)%	18.55%	10.86%	12.01%	9.38%
Russell 1000® Value Index			(5.91)%	17.93%	7.49%	9.12%	7.41%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,834	(5.83)%	24.46%	7.06%	7.91%	11.89%	269
Russell Midcap® Index			(8.78)%	19.20%	8.05%	10.05%	9.18%
Russell Midcap® Value Index			(9.22)%	20.69%	6.53%	8.79%	9.20%
Value Income Strategy	3/1/2022	$11	(6.71)%	---	---	---	(5.75)%	(178)
S&P 500 Market Index			(7.73)%	---	---	---	(3.97)%
International Value Team
International Value Strategy	7/1/2002	$34,383	6.14%	22.47%	8.23%	8.96%	11.52%	572
MSCI EAFE Index			(1.38)%	12.99%	3.52%	5.00%	5.80%
International Explorer Strategy	11/1/2020	$178	0.05%	---	---	---	17.79%	1,174
MSCI All Country World Index Ex USA Small Cap (Net)			(10.37)%	---	---	---	6.05%
Global Value Team
Global Value Strategy	7/1/2007	$22,547	(2.13)%	19.65%	6.33%	8.85%	8.14%	296
MSCI All Country World Index			(7.44)%	15.36%	6.92%	8.05%	5.18%
Select Equity Strategy	3/1/2020	$332	(2.63)%	18.49%	---	---	10.06%	(305)
S&P 500 Market Index			(7.73)%	18.60%	---	---	13.11%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$838	(6.03)%	9.88%	0.07%	3.96%	4.85%	73
MSCI Emerging Markets Index			(10.70)%	7.83%	(0.91)%	2.00%	4.12%
Credit Team
High Income Strategy	4/1/2014	$7,876	(3.13)%	9.55%	5.23%	---	6.26%	262
ICE BofA US High Yield Master II Total Return Index			(3.56)%	5.84%	3.05%	---	3.64%
Credit Opportunities Strategy	7/1/2017	$156	0.05%	21.11%	10.86%	---	11.51%	997
ICE BofA US Dollar LIBOR 3-month Constant Maturity			2.39%	1.02%	1.58%	---	1.54%
Floating Rate Strategy	1/1/2022	$46	3.20%	---	---	---	2.17%	55
Credit Suisse Leveraged Loan Total Return Index			2.12%	---	---	---	1.62%
Developing World Team
Developing World Strategy	7/1/2015	$3,740	(9.97)%	9.88%	8.34%	---	9.68%	706
MSCI Emerging Markets Index			(10.70)%	7.83%	(0.91)%	---	2.62%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,710	(13.16)%	14.05%	12.25%	---	16.56%	494
S&P 500 Market Index			(7.73)%	18.60%	11.18%	---	11.62%
Antero Peak Hedge Strategy	11/1/2017	$577	(12.71)%	9.19%	8.59%	---	10.08%	(89)
S&P 500 Market Index			(7.73)%	18.60%	11.18%	---	10.97%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$17	11.42%	---	---	---	11.42%	892
ICE BofA 3-month Treasury Bill Index			2.50%	---	---	---	2.50%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$54	---	---	---	---	12.56%	997
J.P. Morgan EMB Hard Currency/Local Currency 50-50			---	---	---	---	2.59%
Emerging Markets Local Opportunities Strategy	8/1/2022	$11	---	---	---	---	11.16%	282
J.P. Morgan GBI-EM Global Diversified Index			---	---	---	---	8.34%

Total Assets Under Management		$138,498
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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 13% of our assets under management at March 31, 2023, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $53 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.